Exhibit 99.1

                     CAPITAL ALLIANCE INCOME TRUST ANNOUNCES
                 FOUNDER'S RETIREMENT AND APPOINTS NEW CHAIRMAN


SAN FRANCISCO - (MARKET WIRE) - March 11, 2008 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA), a specialty lender organized as a real estate investment trust ("REIT"), announces Thomas B. Swartz's retirement. On March 7, 2008, Mr. Swartz advised CAIT of his retirement and resigned from the Board of Directors. Mr. Swartz, a CAIT founder, had served as Chairman of the Board since the Company's 1993 inception and until year end 2006 as Chief Executive Officer. Mr. Swartz noted that no disagreement exists with either CAIT's Board of Directors or its management.

In 2007, three new independent directors were elected to CAIT's Board of Directors. The current Board is comprised of three independent directors and one non-independent director. The Board's composition complies with the American Stock Exchange's listing requirements. Richard J. Wrensen, the sole non-independent director, will be replacing Mr. Swartz as Chairman of the Board of Directors.

On December 29, 2006, the Company terminated its management agreement with the former manager and engaged Mr. Wrensen, a member of the Board, to serve as President and Chief Executive Officer. Mr. Wrensen's responsibilities included developing a new management team. Mr. Wrensen's CEO appointment also coincided with the tumultuous decline in the value of the Company's primary asset, non-conforming residential mortgages, which were assembled by the former manager. The new management team has aggressively addressed asset management and loan remediation issues in order to maximize shareholder value and contain loan losses.

Prior to CAIT, Mr. Wrensen, 52, served in a variety of public and private company senior executive real estate investment, development, financing and financial reporting positions. After his MBA, he also consulted Fortune 500 companies for a leading international strategy management consulting firm. Prior to his MBA from the University of California-Berkeley's Haas School of Business, he received a CPA and worked as a financial auditor for a global public accounting firm. Mr. Wrensen completed his undergraduate studies at Duke University and the University of Florida.

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Financial Performance Guidance

Separately, the Company announced that 2007's fourth quarter financial results will produce a net loss. The portfolio's non-performing mortgages require increased loan loss reserves (expenses) and currently performing loans also require additional reserves to recognize the continued deterioration of residential property values and their effect on mortgage claims. 2007's year end loss is forecast to approximate $2,950,000.

At year end 2007, Mr. Wrensen waived a discretionary bonus of $22,500 and, unless the Company returns to profitability in 2008, has agreed to waive a $10,000 per annum base salary increase. Although the 2008 operating environment will remain challenging, management expects calendar year 2008 financial performance to improve. However, if the residential housing valuations continue to weaken or the economy slips into recession during 2008, additional loss reserves may be needed and the return to profitability may be delayed. Future communications will provide additional financial performance guidance.

About Capital Alliance Income Trust

CAIT has historically originated, sold and invested in high yielding, non-conforming mortgage loans primarily located in California. Since 2006, CAIT has suspended its mortgage banking operations and its new management is concentrating on managing the existing mortgages, generating liquidity and reducing debt. CAIT is also examining strategic changes in its business model and investment policies to restore profitability and enhance shareholder value.

Forward-Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact: Capital Alliance Income Trust
         Gregory Bronshvag, Vice President and Corporate Secretary
         (415) 288-9595   IR@caitreit.com
         www.caitreit.com